EXHIBIT 10.1

AMENDMENT TO THE

PAR PHARMACEUTICAL COMPANIES, INC.

AMENDED AND RESTATED

1997 DIRECTORS’ STOCK AND DEFERRED FEE PLAN

Pursuant to Article VIII of the Par Pharmaceutical Companies, Inc. Amended and Restated 1997 Directors’ Stock and Deferred Fee Plan, as amended and restated effective January 1, 2008 (the “Plan”), the Plan is hereby amended as follows:

Effective May 17, 2011, the first sentence of Section 6.1 of the Plan is amended and restated in its entirety to read as follows:

Effective from and after May 17, 2011, each Eligible Director shall be granted a Restricted Unit Award on each Date of Grant for a number of shares of Stock having an aggregate Fair Market Value, determined as of the Date of Grant, equal to such dollar amount as may be fixed from time to time by the Board prior to the applicable Date of Grant (after consideration of the Compensation Committee’s recommendations), which amount shall initially be set at One Hundred Twenty-Five Thousand Dollars ($125,000) (the “Annual Restricted Unit Grant”).  Any fractional shares resulting from the calculation of the Annual Restricted Unit Grant shall be rounded up to the next highest whole number of shares.

EXECUTION

To record the adoption of this Amendment to the Plan, Par Pharmaceutical Companies, Inc. has caused its appropriate officers to execute this Amendment as of the 17th day of May, 2011.

PAR PHARMACEUTICAL COMPANIES, INC.

By:  /s/ Thomas J. Haughey

Title:  Executive Vice President, Chief Administrative

     Officer, General Counsel and Secretary